Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The First Marblehead Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-153245, 333-129674, 333-110523 and 333-163141) of The First Marblehead Corporation (the Company) of our reports dated September 8, 2011, with respect to the consolidated balance sheets of The First Marblehead Corporation and subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2011, and the effectiveness of internal control over financial reporting as of June 30, 2011, which reports appear in the June 30, 2011 annual report on Form 10-K of The First Marblehead Corporation.

Our report dated September 8, 2011 on the consolidated balance sheets of The First Marblehead Corporation and subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows, refers to the Company’s change in its method of accounting for transfers of financial assets and consolidation of variable interest entities, effective July 1, 2010, due to the adoption of Accounting Standards Update (ASU) 2009-16, Transfers and Servicing (Topic 860) – Accounting for Transfers of Financial Assets, and ASU 2009-17, Consolidation (Topic 810) – Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities.

/s/ KPMG LLP

Boston, Massachusetts

September 8, 2011